Exhibit 4.1

February 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

RE:   Carnival Corporation,
      Commission File No. 1-9610, and Carnival plc, Commission File No. 1-15136

Gentlemen:

Pursuant to Item 601(b)(4)(iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, Carnival Corporation and Carnival plc (the "Companies") hereby agree to furnish copies of certain long-term debt instruments to the Securities and Exchange Commission upon the request of the Commission, and, in accordance with such regulation, such instruments are not being filed as part of the joint Annual Report on Form 10-K of the Companies for their year ended November 30, 2003.

Very truly yours,

CARNIVAL CORPORATION AND CARNIVAL PLC


/s/ Arnaldo Perez

Senior Vice President, General Counsel
  and Secretary


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